Exhibit 10.26
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is entered into as of January 31, 2013 (the “Effective Date”), by and between Tejon Ranch Company (the “Company”) and Allen E. Lyda (“Executive”). Currently, Executive is employed by the Company as Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary.
WHEREAS, the Company wishes to employ Executive as its Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary and Executive wishes to accept such employment;
WHEREAS, the Company and Executive wish to formalize the continuation of the employment relationship in accordance with the terms and conditions set forth in this Agreement, with the new titles for Executive set forth above;
    NOW THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, the Company and Executive hereby agree as follows:

1.	TERM OF EMPLOYMENT
The initial term of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to the terms herein, shall continue for a period of one (1) year, and shall automatically renew for successive one (1) year periods, unless either the Company or Executive shall have given written notice to the other at least thirty (30) days prior to the end of any such term that the term of this Agreement shall not be so extended. The initial term of employment and any extension thereof shall be referred to as the “Employment Period.” Nothing in this paragraph shall be construed as restricting termination pursuant to the other terms of this Agreement.

2.	DUTIES AND RESPONSIBILITIES
a.Position. Executive shall serve as the Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary of the Company. In such capacities, Executive shall perform the duties and have the power, authority and functions commensurate with such positions in similarly sized public companies and such other duties and authority as may be assigned to Executive from time to time by the Company.
b.Other Activities. Executive shall devote substantially all of Executive's working time, attention, and energies to the business of the Company. Except upon the prior written consent of the Company, Executive shall not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company.
c.No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

3.	COMPENSATION AND BENEFITS
During Executive's employment hereunder, Executive shall be entitled to the following compensation and benefits:

a.Annual Base Salary. The Company shall pay Executive an annual salary of $275,000 per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. During the Employment Period, Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated executives and may be adjusted in the sole discretion of the Company; provided, however, that the Base Salary shall not be reduced below the minimum amount set forth above without the mutual agreement of Executive and the Company.
b.Bonus. Executive shall be eligible to participate in the Company's Executive Compensation Plan.
c.Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.
d.Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement guidelines.

4.	TERMINATION OF EMPLOYMENT
Executive's employment hereunder may be terminated under the following circumstances:
a.Death. Executive's employment hereunder shall automatically terminate upon Executive's death.
b.Disability. If Executive becomes eligible for the Company's long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive's employment.
c.Termination By The Company For Cause. The company may terminate Executive's employment hereunder for “Cause” at any time. For purposes of this Agreement, a termination with “Cause” shall mean the involuntary termination of Executive's employment with the Company under this Agreement during the Employment Period for any of the following reasons: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. If the Company elects to terminate Executive's employment for Cause, the Company shall provide ten (10) days written notice of the Company's intent to terminate Executive's employment for Cause.
d.Termination By The Company Without Cause. The Company may terminate Executive's employment hereunder “Without Cause” at any time upon thirty (30) days written notice to Executive. For purposes of this Agreement, a termination “Without Cause” shall mean the involuntary termination of Executive's employment with the Company under this Agreement during the Employment Period for any reason other than a termination (i) for Cause, (ii) by death, or (iii) by disability.
e.Voluntary Termination By Executive. Executive may terminate employment with the Company at any time with or without “Good Reason” upon thirty (30) days written notice to the

Company. For purposes of this Agreement, a voluntary termination for “Good Reason” shall mean the voluntary termination of Executive's employment with the Company under this Agreement as a result of the occurrence of the following events: (i) a material diminution in the Executive's authority, duties or responsibilities without Executive's consent; or (ii) any material breach by the Company of this Agreement, which breach is not cured within twenty (20) days after written notice to the Company from Executive.

5.	COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT
In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:
a.Termination In The Event Of Death. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay to Executive's executor, beneficiaries, or estate, as appropriate, all accrued Base Salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing. Thereafter, all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.
b.Termination In The Event Of Disability. In the event that Executive's employment is terminated by reason of Executive's disability, the Company shall pay to Executive all accrued Base Salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this section shall affect Executive's rights under any disability plan in which Executive is a participant.
c.Termination For Cause. In the event that Executive's employment is terminated by the Company for Cause, the Company shall pay to Executive all accrued Base Salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing. Thereafter all obligations of the Company under this Agreement shall cease.
d.Termination By The Company Without Cause. In the event that Executive's employment is terminated by the Company Without Cause, the Company shall pay to Executive all accrued Base Salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing. In addition, upon termination Without Cause, the Company shall pay Executive any Severance Pay to which Executive is entitled pursuant to Section 6 of this Agreement.
e.Voluntary Termination By Executive. In the event the Executive voluntarily terminates Executive's employment, the Company shall pay to Executive all accrued Base Salary, all accrued but unused vacation, all personal paid leave, and any expense reimbursements then due and owing. In addition, in the event the Executive voluntarily terminates Executive's employment for Good Reason, the Company shall pay Executive any Severance Pay to which Executive is entitled pursuant to Section 6 of this Agreement.

6.	SEVERANCE PAY
In the event that Executive's employment hereunder is involuntarily terminated by the Company Without Cause, or voluntarily terminated by Executive for Good Reason, as described herein, Executive shall be entitled to the following additional compensation (“Severance Pay”):
a.Termination Within Two Years Of Appointment of New CEO. If Executive's employment is involuntarily terminated by the Company Without Cause or voluntarily terminated by Executive for Good Reason, and such termination occurs within two years of the Company hiring or appointing a Chief Executive Officer to replace Robert A. Stine in this position, the Company shall pay Executive the sums set forth in Section 5 above and, in addition, a lump sum comprised of the following amounts: (i) an amount equal to twice Executive's Base Salary in effect at the time of Executive's termination and (ii) an amount equal to twice Executive's average annual bonus based on the annual bonus Executive was paid in the three (3) years preceding Executive's termination. In addition, Company shall continue to pay its portion of Executive's medical benefits, under the same terms and payment percentages in effect as of the date of Executive's termination, for a period of two years after Executive's termination. Any stock earned by the Executive pursuant to the Company's Executive Stock Grant Plan as of the date of Executive's termination shall be considered to have vested as of the date of Executive's termination from the Company. Further, if Executive's employment is involuntarily terminated by the Company Without Cause or voluntarily terminated by Executive for Good Reason, and such termination occurs within two years of the Company hiring or appointing a Chief Executive Officer to replace Robert A. Stine in this position, then (notwithstanding any prior agreement to the contrary, but subject to applicable law) any milestone performance share grant and rolling three-year performance grant that had been previously granted to Executive, or that meet the achievement criteria for vesting and are approved by the Board of Directors for vesting within twelve (12) months from Executive's involuntary termination Without Cause or voluntarily termination by Executive for Good Reason, shall be considered vested for purposes of this agreement. Specifically, if Executive's performance milestones are achieved within twelve (12) months from the date of his involuntary termination Without Cause or voluntarily termination by Executive for Good Reason, the share grants associated with such milestones will be deemed to have vested as if Executive were still working at the Company. If, however, the Company does not achieve the performance criteria during the twelve (12) months after Executive's involuntary termination Without Cause or voluntarily termination by Executive for Good Reason, the performance based grants will not vest and Executive shall have no right to or in any of them. It is expressly understood that this provision relating to performance based grants is only applicable if Executive is involuntarily terminated Without Cause or if his employment is voluntarily terminated by Executive for Good Reason. It is also expressly understood that if any such provision violates any applicable law, then this provision relating to the vesting of performance based grants is void and of no effect per paragraph 13 below, and Executive shall not be compensated for such loss. Likewise, if any such vesting results in negative tax consequences or penalties, they shall be borne by Executive.
b.Termination Two Or More Years After Appointment of New CEO. If Executive's employment is involuntarily terminated by the Company Without Cause or voluntarily terminated by Executive for Good Reason, and such termination occurs two or more years after the Company hires or appoints a Chief Executive Officer to replace Robert A. Stine in this position, Company shall pay Executive the sums set forth in Section 5 above and, in addition, a lump sum comprised of the following amounts: (i) an amount equal to Executive's Base Salary in effect at the time of Executive's termination and (ii) an amount equal to Executive's average annual bonus based on the annual bonus that Executive was paid in the three (3) years preceding Executive's termination. In addition, Company shall continue to pay its portion of Executive's medical benefits, under the same terms and payment percentages in effect as of the date of Executive's termination, for a period of one year after Executive's termination. Any stock earned by the Executive pursuant to the Company's Executive Stock Grant Plan as of the date of Executive's termination shall be considered to have vested as of the date of Executive's termination from the Company.
c.Release. As a condition to receiving Severance Pay, Executive shall be required to execute a general release of all claims (other than claims for amounts required to be paid pursuant to this Section 6) as set forth in the Separation Agreement and General Release attached hereto as Exhibit A.

7.	TERMINATION OBLIGATIONS

a.Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

b.Resignation and Cooperation. Upon termination of Executive's employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.
c.Non-Solicitation. Executive acknowledges that because of Executive's position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive's employment and for one year thereafter, in addition to Executive's other obligations hereunder, Executive shall not, for Executive or any third party, directly or indirectly (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (ii) solicit or otherwise induce any person employed by the Company to terminate his or her employment.
d.Nondisclosure of Confidential Information. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential and/or proprietary information concerning the Company, corporations affiliated with the Company, and its clients and third parties doing business with the Company. Executive agrees that Executive will not, either directly or indirectly, (i) divulge, use, disclose, reproduce, distribute or otherwise provide confidential information of the Company or of any affiliate of the Company to any person, firm, corporation, or other person or entity; (ii) take any action that would make confidential information available to the general public in any form; (iii) take any action that uses confidential information to solicit any client or prospective client of the Company or any affiliate of the Company; or (iv) take any action that uses confidential information for solicitation or marketing for any service or product on Executive's behalf or on behalf of any entity other than the Company or any affiliate of the Company, except, in any such case (a) in connection with the performance of Executive's duties to the Company, (b) as required in response to a subpoena or as otherwise required by force of law, or (c) as is made with the express written consent of the Company. In the event that Executive is requested to disclose confidential information pursuant to a subpoena, or as otherwise required by force of law, Executive shall promptly notify the Company of such request.
e.Continuing Obligations. Executive understands and agrees that Executive's obligations under Sections 7 and 8 herein shall survive the termination of Executive's employment for any reason and the termination of this Agreement.

8.	ARBITRATION
Executive agrees to sign and be bound by the terms of the Arbitration Agreement attached hereto as Exhibit B.

9.	ASSIGNMENT
The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	ENTIRE AGREEMENT
This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive's duties, position, or compensation shall not affect the validity or scope of this Agreement.

11.	AMENDMENT; WAIVER
This Agreement may not be amended or waived except by a writing signed by Executive and by the Company CEO (not Executive). Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches.

12.	NOTICES
All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive's address. Notice of change of address shall be effective only when done in accordance with this paragraph.
Company's Notice Address:            Executive's Notice Address:
Tejon Ranch Company            Allen E. Lyda
P.O. Box 1000
4436 Lebec Road
Lebec, CA 93243

13.	SEVERABILITY
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

14.	TAX TREATMENT
All amounts paid under this Agreement (including without limitation Base Salary, Paid Personal Leave, and Severance Pay) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

15.	GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.	COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

TEJON RANCH COMPANY:            EXECUTIVE:

By: /s/ Robert A. Stine             By: /s/ Allen E. Lyda
Robert A. Stine                    Allen E. Lyda
Chief Executive Officer

Date: January 31, 2013                Date: January 31, 2013